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Exhibit (a)(2)

CERTIFICATE OF AMENDMENT TO THE
RESTATED
CERTIFICATE OF INCORPORATION OF
FIFTH STREET FINANCE CORP.

        Fifth Street Finance Corp. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

        FIRST:    that at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Corporation's Restated Certificate of Incorporation, declaring said amendment to be advisable and submitting said amendment to the Corporation's stockholders for consideration thereof. The resolution setting forth the proposed amendment is as follows:

        RESOLVED, that the Corporation's Restated Certificate of Incorporation is hereby amended by deleting Article IV thereof in its entirety and replacing the following in lieu thereof:

ARTICLE IV
CAPITAL STOCK

        The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Series A Preferred Stock". The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 50,000,000 shares, of which: (i) 49,800,000 shares, par value $0.01 per share, shall be shares of common stock (the "Common Stock"); and (ii) 200,000 shares, par value $0.01 per share, shall be shares of Series A Preferred Stock (the "Series A Stock"). The initial liquidation preference of the Series A Stock shall be $500.00 per share (the "Liquidation Value"). Paragraph (B)(9) below contains the definitions of certain defined terms used herein.

        (A)    Common Stock.    Except as (1) otherwise required by laws of the State of Delaware or (2) expressly provided in this Certificate of Incorporation (as amended from time to time), each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters. The shares of Common Stock shall not have any preemptive rights whatsoever.

          (1)    Dividends.    Subject to the provisions of the laws of the State of Delaware, and to the other provisions of this Certificate of Incorporation (as amended from time to time), holders of shares of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

          (2)    Voting Rights.    At every annual or special meeting of stockholders of the Corporation, each record holder of Common Stock shall be entitled to cast one (1) vote for each share of Common Stock standing in such holder's name on the stock transfer records of the Corporation for the election of directors and on matters submitted to a vote of stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any matter specifically reserved to a vote of the holders of shares of Series A Stock pursuant to this Certificate of Incorporation or pursuant to the DGCL. Except as otherwise provided herein or by the laws of the State of Delaware, the holders of shares of Common Stock and holders of shares of Series A Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation. There shall be no cumulative voting.

          (3)    Liquidation Rights.    In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation's debts and other liabilities, including amounts payable upon shares of then outstanding Series A Stock entitled to a preference on distributions in the dissolution, liquidation, or winding up of the Corporation, if any, over holders of Common Stock, upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock equally on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Paragraph (A)(3).

        (B)    Series A Stock.    The Series A Stock shall have the following powers, rights and privileges:

          (1)    Voting Rights.

            (a)   So long as any shares of Series A Stock shall be outstanding, the holders of any Series A Stock, voting separately as a single class, shall have the right to elect (i) two directors of the Corporation at all times during which the Series A Stock is outstanding and (ii) a majority of the directors of the Corporation, if at any time dividends on the Series A Stock are unpaid in an amount equal to two full years of dividends on such securities, and to continue to be so represented until all dividends in arrears have been paid or otherwise provided for.

            (b)   So long as any shares of Series A Stock shall be outstanding, and unless the consent or approval of a greater number of shares shall then be required by law, without first obtaining the consent or approval of the holders of at least a majority of the outstanding Series A Stock (the "Required Approval"), the Corporation shall not: (i) amend, alter, or repeal its Certificate of Incorporation or its Bylaws (whether by merger, consolidation, reclassification, combination, or otherwise), or waive any provisions thereof, in a manner that would adversely affect the rights, preferences, privileges, or powers of the Series A Stock; (ii) authorize, create, or issue any class or series, or any shares of any class or series, of stock having any preference or priority, or ranking on a parity, as to voting, dividends, or upon redemption, liquidation, dissolution, or winding up, over or with respect to the Series A Stock; or (iii) adopt any plan of reorganization adversely affecting the Series A Stock. In addition, in the event the Corporation withdraws its election to be treated as a business development company, the Corporation shall not engage in significant corporate transactions, including but not limited to an amendment to the Restated Certificate of Incorporation, an increase in number of Directors, the incurrence of debt which would cause the Corporation to have outstanding Senior Securities in excess of $115 million, the issuance of preferred stock, a merger or an acquisition, without the Required Approval.

          (2)    Dividends.

            (a)   The holders of shares of Series A Stock, in preference to the holders of shares of Common Stock, shall be entitled to receive dividends on the Series A Stock, which shall accrue at an annual rate per share equal to 8.5% (the "Dividend Rate") of the Liquidation Value from and after the date of issuance of the Series A Stock (the "Issue Date") and for so long as the shares of Series A Stock remain outstanding. Dividends shall be (i) calculated and compounded monthly, (ii) cumulative, whether or not declared or paid, and will accrue and be payable monthly, in arrears, on the first day of each month (each such date referred to herein as a "Monthly Dividend Payment Date"), except that if any Monthly Dividend Payment Date is not a Business Day, then they shall be payable on the next succeeding Business Day, commencing on the first Monthly Dividend Payment Date following the Issue Date. Dividends payable on the Series A Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months, and will be deemed to accrue on a daily basis.

            (b)   No dividends shall be declared or paid or funds set apart for the payment of dividends on shares of Common Stock for any period unless full cumulative dividends on the Series A Stock shall have been or contemporaneously are declared and paid (or are deemed declared and paid) in full. Unless full cumulative dividends on all outstanding shares of Series A Stock for all past dividend periods shall have been declared and paid, then: (i) no dividend shall be declared or paid (or deemed paid) upon, or any sum set apart for the payment of dividends upon, shares of Common Stock; (ii) no Common Stock shall be repurchased, redeemed or otherwise acquired or retired by the Corporation except as permitted in accordance with Paragraph (B)(1)(b) hereof; and (iii) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of shares of Common Stock.

            (c)   If (i) any shares of Series A Stock remain outstanding after the Mandatory Redemption Date, (ii) the Corporation has one or more Non-Performing Loans that equal, at cost, 15% or more of the Corporation's total assets (the "Non-Performing Loan Provision"), or (iii) a dividend on the Series A Stock is not paid within five Business Days of the Monthly Dividend Payment Date, then the Dividend Rate shall equal 13.5% per annum (the "Default Dividend Rate"); provided, however; that, in the case of clause (i), the Default Dividend Rate shall only continue in effect with respect to any outstanding Series A Stock until such time that such Series A Stock is redeemed, in the case of clause (ii), the Default Dividend Rate shall only continue in effect for the period of time during which the Corporation is not in compliance with the Non-Performing Loan Provision, and in the case of clause (iii) the Default Dividend Rate shall only continue in effect until full cumulative dividends on the Series A Stock have been paid in full.

          (3)    Conversion.    The Series A Stock is not convertible into shares of Common Stock.

          (4)    Liquidation Rights.    In the event of any (i) liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, (ii) merger, consolidation or transfer of Control of the Corporation or Fifth Street Management LLC (the "Adviser"), or (iii) transaction or series of transactions in which all or substantially all the assets of the Corporation or the Adviser are transferred, the holders of the Series A Stock then outstanding shall, by reason of their ownership thereof, be entitled to receive, prior and in preference to any payment or distribution of any asset of the Corporation to the holders of shares of Common Stock, an amount (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series A Stock) in cash equal to 100% of the Liquidation Value, plus all Accrued Dividends on such shares to the date of liquidation, dissolution or winding up (such amount being referred to herein as the "Liquidation Preference"); provided, however, that the consummation of an initial public offering of the Corporation's Common Stock shall not be deemed to be an event described in (i), (ii), or (iii) above. If, upon the occurrence of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets and funds to be distributed among the holders of the Series A Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the holders of all such shares of Series A Stock shall share ratably in such distribution of assets in accordance with the amounts that would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Stock are entitled were paid in full.

          (5)    Optional Redemption.

            (a)   At any time from and after the Issue Date, any outstanding shares of Series A Stock may be redeemed, in whole or in part, by the Corporation. At least twenty (20) days prior to the dated fixed by the Corporation for redemption (the "Redemption Date"), the Corporation shall send a notice (a "Redemption Notice") to all holders of Series A Stock to be redeemed setting forth (i) the Redemption Price, including a calculation thereof, and (ii) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. If the Corporation does not have sufficient funds legally available to redeem all shares of Series A Stock at the Redemption Date, then it shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

            (b)   On or after the Redemption Date, each holder of shares of Series A Stock to be redeemed shall surrender such holder's certificates representing such shares to the Corporation in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event that less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Corporation is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holders of such shares as holders of Series A Stock (except the right to receive the Redemption Price without interest upon surrender of their certificates), including the right to receive dividends thereon, shall cease and terminate with respect to such shares; provided that in the event that shares of Series A Stock are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Series A Stock shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

          (6)    Mandatory Redemption Date.

            (a)   If not redeemed sooner by the Corporation pursuant to Paragraph (B)(5) hereof, the Series A Stock must be redeemed by the Corporation on the date that is thirty (30) months after the Issue Date (the "Mandatory Redemption Date"). At least twenty (20) days prior to the Mandatory Redemption Date, the Corporation shall send a notice (a "Mandatory Redemption Notice") to all holders of Series A Stock to be redeemed setting forth (i) the Mandatory Redemption Price, including a calculation thereof, and (ii) the place at which such holders may obtain payment of the Mandatory Redemption Price upon surrender of their share certificates.

            (b)   On or after the Mandatory Redemption Date, each holder of shares of Series A Stock to be redeemed shall surrender such holder's certificates representing such shares to the Corporation in the manner and at the place designated in the Mandatory Redemption Notice, and thereupon the Mandatory Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event that less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Mandatory Redemption Date, unless there shall have been a default in payment of the Mandatory Redemption Price or the Corporation is unable to pay the Mandatory Redemption Price due to not having sufficient legally available funds, all rights of the holders of such shares as holders of Series A Stock (except the right to receive the Mandatory Redemption Price without interest upon surrender of their certificates), including the right to receive dividends thereon, shall cease and terminate with respect to such shares; provided that in the event that shares of Series A Stock are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Series A Stock shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

          (7)    Senior Securities Limitation.    Prior to the redemption in full of the Series A Stock, as long as any shares of the Series A Stock remain outstanding, the Corporation shall not have outstanding Senior Securities in excess of $115 million.

          (8)    Reacquired Shares.    Any shares of Series A Stock redeemed, purchased, or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and, if necessary to provide for the lawful redemption or purchase of such shares, the capital represented by such shares shall be reduced in accordance with the DGCL. All such shares shall upon their cancellation (and compliance with any applicable provisions of the laws of the State of Delaware) become authorized but unissued shares of Series A Preferred Stock, par value $.01 per share, of the Corporation and may be reissued by the Corporation.

          (9)    Definitions.    For purposes of Paragraph (B) of Article IV of this Certificate of Incorporation (as amended from time to time):

            "Accrued Dividends" means all dividends accrued to a particular date but not yet paid on the Series A Stock pursuant to Paragraph (B)(2), whether or not declared.

            "Business Day" means any day other than a Saturday, Sunday, or a day on which commercial banks in the City of New York are authorized or obligated by law or executive order to close.

            "Common Stock" has the meaning set forth the first paragraph of this Article IV.

            "Control" means to own beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of a company.

            "Default Dividend Rate" has the meaning set forth in Paragraph (B)(2)(c).

            "Dividend Rate" has the meaning set forth in Paragraph (B)(2)(a).

            "Issue Date" has the meaning set forth in Paragraph (B)(2)(a).

            "Liquidation Preference" has the meaning set forth in Paragraph (B)(4).

            "Liquidation Value" has the meaning set forth in the first paragraph of this Article IV.

            "Mandatory Redemption Date" has the meaning set forth in Paragraph (B)(6)(a).

            "Mandatory Redemption Notice" has the meaning set forth in Paragraph (B)(6)(a).

            "Mandatory Redemption Price" means 100% of the then applicable Liquidation Value, plus any Accrued Dividends.

            "Monthly Dividend Payment Date" has the meaning set forth in Paragraph (B)(2)(a).

            "Non-Performing Loan Provision" has the meaning set forth in Paragraph (B)(2)(c).

            "Non-Performing Loans" means any loan which has any interest or principal payment that is more than 30 days past due.

            "Redemption Date" has the meaning set forth in Paragraph (B)(5)(a).

            "Redemption Notice" has the meaning set forth in Paragraph (B)(5)(a).

            "Redemption Price" means 101% of the then applicable Liquidation Value, plus any Accrued Dividends; provided, however, if the Redemption Date is within one hundred and eighty (180) days of the Mandatory Redemption Date, then "Redemption Price" shall mean 100% of the then applicable Liquidation Value, plus any Accrued Dividends.

            "Required Approval" has the meaning set forth in Paragraph (B)(1)(b).

            "Senior Securities" means any bond, debenture, note, or similar obligation or instrument constituting a security and evidencing indebtedness, and any stock of a class having priority over any other class as to distribution of assets or payment of dividends.

            "Series A Stock" has the meaning set forth in the first paragraph of this Article IV.

        FURTHER RESOLVED, that the Corporation's Restated Certificate of Incorporation is hereby amended by deleting Paragraph B of Article IV thereof in its entirety and replacing the following in lieu thereof:

        (B)    Number of Directors.    The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws. So long as any shares of Series A Stock (as defined in Article IV above) remain outstanding, the total number of directors shall not exceed nine. A majority of the directors shall be "independent" under applicable law and the rules of the relevant stock exchange on which the Common Stock is listed.

        SECOND:    The foregoing amendment has been duly adopted by the Board of Directors and Stockholders in accordance with the provisions of Sections 141, 228 and 242 of the DGCL.

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        IN WITNESS WHEREOF, Fifth Street Finance Corp. has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 24th day of April, 2008.

FIFTH STREET FINANCE CORP.
BY:	/s/ Leonard M. Tannenbaum /s/ Leonard M. Tannenbaum Name: Leonard M. Tannenbaum Title: Chief Executive Officer

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CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF FIFTH STREET FINANCE CORP.
ARTICLE IV CAPITAL STOCK